Exhibit 10.4

REPRESENTATION AGREEMENT

1.                                       (a)           You, Encision Inc., (“ECI” or “You”) are hereby appointed as a representative of Caldera Medical, Inc. (“Caldera” or “We”) under the terms of this agreement (“Agreement”), effective April 1, 2009 (“Effective Date”), for the solicitation of orders for the products listed on Exhibit 2.

(b)                                 Your account list (“ECI Target Accounts”) will be subject to approval by Caldera management. You will limit all your activities under this Agreement solely to ECI Target Accounts and ECI Target accounts that become customers (“ECI Customers”).  You will immediately direct all inquiries you receive from outside your account list to Caldera.

(c)                                  Your ECI Target Accounts are subject to change with written approval from Caldera, pursuant to the terms in paragraph 8 of this Agreement.  At any given time, no more than five ECI Target Accounts shall be in effect per ECI sales rep.  When an ECI Target Account becomes an ECI Customer, you will have the opportunity to add a Target Account such that you maintain up to five Target Accounts per ECI sales rep.  Facilities that are eligible to become ECI Target Accounts are any accounts that have not purchased Caldera products within the most recent 12 consecutive months before being added to the ECI Target Accounts list.

(d)                                 The term of this Agreement will be three years from April 1, 2009.

2.                                       (a)           You agree to provide all required in-service and customer service as needed, as generally described on Exhibit 4.  You do not have any obligation for warranty work, installation, or customer training beyond that described in Exhibit 4.

(b)                                 We reserve the right to accept or reject any orders solicited or obtained by you.

(c)                                  We will be responsible for manufacturing, branding, regulatory affairs, quality, order administration/fulfillment, “train the trainer” activities, invoicing, collections (although ECI will provide assistance with collections matters), tax calculations for amounts owed by customers and tax remittances of such amounts.

3.                                       (a)           We will provide you sample products and sales promotion materials that will be distributed and monitored. To the extent samples and materials have been provided on a no charge basis, they remain our property and you agree to return them on demand, or in any event upon termination of this Agreement by either party. In the event you may lose any samples, or fail to return any of them to us on demand, you will be charged for them at a fair price determined by the age and condition of the items. You agree not to rent, lease, or sell any samples on your own without written authorization from Caldera.

(b)                                 Caldera personnel may conduct an inventory of samples at any reasonable time upon reasonable notice. Unaccounted for samples will be your financial responsibility. Caldera may require direct payment or deduct appropriate amounts from commission otherwise payable to you.

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(c)                                  Your signature on this Agreement constitutes your written authorization for Caldera to deduct the amounts in paragraph (b) from your commission, including from commissions already earned, but not paid.  Caldera may withhold amounts Caldera has a reasonable belief are owing under paragraph (b)), and will pay over the withheld amounts only after the physical inventory has been completed and any necessary reconciliation has been accomplished to Caldera’s reasonable satisfaction.  Caldera will act in a timely fashion to complete the physical inventory and resolve the reconciliation.

4.                                       (a)           Commissions will be paid to you on all sales to ECI Target Accounts and ECI Customers (“Qualifying Sales”) which are accepted and fulfilled by Caldera.  The commission schedule is set forth on Exhibit 1.

(b)                                 Commissions are payable to you by the end of the month following the month in which the shipment occurred. Your account will be charged back for any commissions paid on products that are returned by the customer, unless the customer receives credit on the returned products that may be used for products that you do not receive a commission on. It will also be charged back for products that are not paid for by the customer within one hundred twenty (120) days after shipment. In the event that the customer makes payment after the one hundred twenty (120) days after shipment, then that commission will be payable to you. Your assistance in collecting outstanding accounts receivable will be required as requested by Caldera.  This does not require you to sue the customer. Caldera has the primary responsibility to collect accounts receivable.

5.                                                                                       You agree to pay all of your own expenses in connection with your solicitation and obtaining of orders.

6                                                                                          You agree that you are an independent contractor and not an employee of Caldera and that you have no authority to make any warranties, representations, or contractual commitments on our behalf.

7.                                       (a)           You agree that, during the term of the Agreement, neither you nor anyone employed by you or otherwise affiliated with your business and under your control, will, directly, or indirectly, handle any products that are competitive to those listed on Exhibit 2.  If you have a question as to whether a product is competitive, you may ask Caldera and Caldera will respond within 60 days as to whether or not it believes the product is competitive.

(b)                                 All know-how relating to our business and to your activities in performance of this Agreement are to be treated as confidential and proprietary information of Caldera and you will use your best efforts to safeguard disclosure by you of confidential information of Caldera given to you by Caldera regarding the patents, copyrights, trademarks, trade secrets and other proprietary information of Caldera.

(c)                                  You recognize and acknowledge that all knowledge and information which you may acquire in the course of your relationship hereunder relating to the business, developments, activities, or products of Caldera, or financial affairs of any individual or firm doing business with Caldera, such as, but not limited to, customer and supplier

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lists, cost and selling prices, customer needs and requirements, confidential data regarding marketing sources and product designs, and other information, ideas, discoveries, operations, developments, improvements, designs and processes so acquired are the valuable property of Caldera and shall be held by you in confidence and trust for the sole benefit of Caldera.

(d)                                 You agree not to disclose, divulge, or publish without the prior written consent of Caldera, either during the term of the Agreement or at any time subsequent thereto, knowledge of any confidential information concerning Caldera business about which you become aware in the course of our relationship under this Agreement. You will take all appropriate steps to safeguard against improper disclosure of Confidential Information by you.  As requested by Caldera from time to time and upon the termination of this Agreement, you shall promptly deliver all copies and embodiments, in whatever form, of all Confidential Information in your possession or within your control (including, without limitation, written records, notes, photographs, manuals, notebooks, documentation, magnetic media, disks, diskettes, tapes and all other  materials containing any Confidential Information) regardless of the location or form of such material and, will provide Caldera with written confirmation that all such materials have been delivered to Caldera.   You may retain one copy of the Confidential Information in a secure and safe place as necessary for your business recordkeeping requirements or for potential or actual legal defense or prosecution purposes. For the purposes hereof, “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by Caldera regarding its products and the conduct of its business, including, but not limited to, fee, cost and pricing structures; profit margin information; product information; medical analyses; reports; studies; third party manufacturing and licensing agreements; manuals and documentation; accounting and business methods; the identity and information concerning distributors, representatives, customers and suppliers (prospective and existing); and any and all similar and related information in whatever form. Confidential Information does not include any information that has been published in a form generally available to the public prior to the date you propose to disclose or use such information (unless such publication constituted a breach by you of its duties hereunder).  Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

Caldera agrees to maintain the confidentiality of all confidential information of ECI and only use it for the advancement of the relationship between the parties established by this Agreement.

(e)                                  Upon written termination of your services, under terms of this Agreement as stated in paragraph 9, unless Caldera is in breach of this Agreement on the date of termination or thereafter you shall not directly or indirectly call on, solicit, sell, or otherwise deal with any competitive products or services to those listed on Exhibit 2.  This restriction shall begin upon termination of your services and continue for a period of one hundred eighty (180) days thereafter.

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8.                                                                                       We reserve the right, with your consent, to make additions, deletions, or other changes to your ECI Target Accounts.  Any such additions, deletions or changes will take effect ten (10) days from the date of our written notification to you and your agreement to the change.

9.                                       (a)           A three year quarterly dollar forecast of sales (“Forecast”) has been mutually agreed upon and is listed on Exhibit 3.  The Forecast period will begin on April 1, 2009. If mutually agreed upon, the Forecast may be revised on a look-forward basis during the term of this Agreement.  Neither party is guaranteeing that the Forecast will be achieved.

(b)                                 If ECI does not achieve at least 80% of Forecast for two consecutive quarters, Caldera may terminate this Agreement with 45 days written notice, so long as such notice is given within 90 days of quarter end.  ECI will not be required to achieve at least 80% of Forecast for the first two quarters that begin on April 1, 2009.  (However, a failure to achieve a Forecast is not a breach by ECI.) Otherwise, with the exception of a breach by ECI, Caldera may terminate this Agreement with 30 days written notice at any time, and will be required to pay ECI a lump sum payment equal to two times the last quarterly commission payout. Notwithstanding the foregoing, Caldera’s payment to ECI of any amounts pursuant to this Section 9 (b), shall be expressly conditioned upon (i) Caldera first receiving an executed release agreement from ECI, pursuant to which ECI, on behalf of itself and its successors and assigns, releases and forever discharges Caldera and its affiliates, agents, officers, directors, employees and representative, from any and all claims, known and unknown, arising out of or in any way connected with this Agreement; (ii) ECI providing such reasonable  transition assistance as Caldera may reasonable request during such post-termination period, which shall not include ECI making new customer calls or extend for more than 90 days after termination; and (iii) reconciliation of sample products provided to you per Section 3. With the exception of a breach, ECI may terminate this Agreement with 30 days written notice at any time.  Either party may terminate this Agreement upon a material breach by the other party, if the other party has not cured such breach within 10 days after notice of such breach from the non-breaching party. Termination will occur at the end of that 10 day period if the breach is not cured.

10.                                                                                 Upon termination of this Agreement, ECI will be entitled to receive commissions for Qualifying Sales which are received by us prior to the effective termination date and which are paid by the customer within one hundred twenty (120) days after shipment. We will process all Qualifying Sales orders in a timely manner and not delay accepting appropriate orders. ECI will have no right to commissions on any order accepted after the effective date of termination. Your signature on this Agreement constitutes your written authorization for Caldera to withhold any post-termination commissions in an amount up to the value of the entire unreturned inventory of samples, demonstration and sales promotion materials, which withheld commission payment shall not be due until physical receipt of the entire inventory of samples, demonstration and sales promotion materials and reconciliation to the reasonable satisfaction of Caldera of any discrepancy in the inventory.  Caldera will act promptly to reconcile such amounts.

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11.                                                                                 Both parties recognize the necessity of making expenditures in preparing to perform and in performing this Agreement, and recognize the possibility and the likelihood of losses or damages resulting from termination. Both parties agree nevertheless that neither party shall be liable in any way to the other for any damages of any sort for termination of this Agreement, other than the payments provided for herein, including without limitation, for any business losses, consequential damages or damage to reputation resulting from or relating to such termination.

12.                                 (a)           Caldera may assign this Agreement (or may assign its rights under this Agreement or delegate its obligations under this Agreement), in whole or in part, to any purchaser of, or successor to, Caldera or to all or substantially all of Caldera’s business.

(b)                                 ECI may not assign this Agreement to any other entity, including by merger or transfer of all or substantially all of your assets, and that any change in your ownership so that one person and its affiliates beneficially owns more than 50% of the stock of ECI, shall be deemed to be a prohibited assignment. ECI agrees to give Caldera prompt notice of any such event.

13.                                                                                 You agree that any person(s) employed by you will comply with all of the requirements of this Agreement including, without limitations, to avoid affiliation with representation of competitive products and services.

14.                                                                                 You acknowledge that during the term of this Agreement, you will have the opportunity to develop relationships with existing employees, clients, distributors, representatives, and prospective clients, vendors, suppliers and other business associates of Caldera, which relationships constitute goodwill of Caldera and that Caldera would be irreparably damaged if you were to take actions that would damage or misappropriate such goodwill. You accordingly agree that during the period commencing on the Effective Date and ending on the second anniversary of the termination of this Agreement, you shall not, directly or indirectly, either for the benefit of yourself or any other person or entity, do any of the following:

(a)                                  Solicit any employee of Caldera to terminate his or her employment with Caldera, or employ or use in a consulting capacity any such individual during his or her employment with Caldera and for a period of twelve months after such individual terminates his or her employment with Caldera;

(b)                                 Solicit any distributor, representative, vendor, supplier or customer, or prospective distributor, representative, vendor, supplier or customer, of Caldera to terminate his or her relationship with Caldera or accept any business from any such distributor, representative, vendor, supplier or customer, or prospective distributor, representative, vendor, supplier or customer, of the Company; or

(c)                                  In the context of the business of Caldera, make any public statement, comment or remark that disparages the integrity or competence of a Caldera officer, director, employee, or shareholder, that disparages any product or service of Caldera, or that are reasonably likely to cause injury to the relationships between Caldera and any existing or prospective distributor, representative, client, lessor, lessee, contractual counterparty,

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vendor, supplier, customer, employee, consultant or other business associate of Caldera.  This shall not restrict any statements made in the context of litigation or arbitration.

15.                                                                               We acknowledge that during the term of this Agreement, we will have the opportunity to develop relationships with distributors, representatives, and sales, strategic development and marketing people of yours, which relationships constitute goodwill and important relationships of yours and that you would be irreparably damaged if we were to take actions that would damage or misappropriate such goodwill or relationships. We accordingly agree that during the period commencing on the Effective Date and ending on the second anniversary of the termination of this Agreement, we shall not, directly or indirectly, either for the benefit of us or any other person or entity, do any of the following:

(a)                                  Solicit any employee or independent sales representative of yours to terminate his or her employment  or representative relationship with you, or employ or use in a consulting capacity any such individual during his or her employment with you and for a period of twelve months after such individual terminates his or her employment with you;

In the context of the business of ECI, make any public statement, comment or remark that disparages the integrity or competence of an ECI officer, director, employee, or shareholder, that disparages any product or service of ECI, or that are reasonably likely to cause injury to the relationships between ECI and any existing or prospective distributor, representative, client, lessor, lessee, contractual counterparty, vendor, supplier, customer, employee, consultant or other business associate of ECI.  This shall not restrict any statements made in the context of litigation or arbitration.

16.                                                                               ECI has no liability for any Caldera representation or warranty concerning Caldera’s products or services.  ECI will not store or ship products to or from customers to Caldera.

17.                                                                               This Agreement (which includes the Exhibits hereto) constitutes the entire agreement between us, superseding all previous agreements between us of any sort. You agree that no representations have been made to you other than as are contracted herein and in the written warranties and product descriptions that accompany products. This Agreement may be amended or superseded only in writing from an officer of Caldera and the written agreement of ECI.

18.                                                                               The invalidity or enforceability for any reason of one or more of the provisions of this Agreement shall not affect the validity or enforceability of the remaining provisions of the Agreement.

19.                                                                               The laws of the State of California shall govern this Agreement.

20.                                                                               Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration before one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment

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upon the award rendered by the arbitrators may be entered in any Court having jurisdiction thereof. The arbitration is to be held in Los Angeles, California. The arbitrator shall be empowered to award equitable relief and shall award the costs or expenses of the arbitration, including reasonable attorney’s fee. Disbursements, arbitration expenses, arbitrator’s fees and the administrative fees of the AAA, shall be awarded to the prevailing party, which award shall reflect the determination of the arbitrator on the merits. In addition to the foregoing remedy of arbitration, each party shall be entitled to seek from a court of competent jurisdiction such preliminary relief or other provisional remedy as such party may be entitled to under applicable law. The parties irrevocably agree that service of the demand for arbitration, or summons and complaint, or any other process, which may be served in any suit, action, or proceeding contemplated in this Agreement may be affected by mailing by Certified Mail a copy of such process to the parties at the address set forth herein.  A copy of any such notice shall be sent to ECI at 6797 Winchester Circle, Boulder, CO 80301.

21.                                                                               You represent that you have completely read, fully understand and agree to the terms of this Agreement and have so indicated by your signature below.

22.                                                                                    Subject to the limitations of paragraph 11, Caldera shall indemnify and hold ECI harmless against any loss or liability incurred by ECI arising out of or related to any product performance related or patent infringement claim. Caldera shall indemnify and hold ECI harmless for any liability, loss, costs, expenses (including, without limitation, attorney’s fees, other than fees between the parties which are addressed in paragraph 20) or damages howsoever caused by reason of its breach of this Agreement or any act, negligence, default, or omission of Caldera or any of Calderas’ employees or other representatives.

23.                                                                                    Subject to any limitations of paragraph 11, ECI shall indemnify and hold Caldera harmless for any liability, loss, costs, expenses (including, without limitation, attorney’s fees, other than fees between the parties which are addressed in paragraph 20) or damages howsoever caused by reason of its breach of this Agreement or any act, negligence, default, or omission of ECI or any of ECI’s employees or other representatives.

	Encision Inc.	Caldera Medical, Inc.

By:		By:
	Jack Serino	Bryon L. Merade
	Chief Executive Officer	Chief Executive Officer

Date: 2009		Date: 2009

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